Exhibit 99.1




              Kerr-McGee Names Tom Adams Vice President of Chemical
              -----------------------------------------------------

     Oklahoma City, Sept. 20, 2004 - Kerr-McGee Corp. (NYSE: KMG) has named Tom Adams vice president of chemical, effective immediately. Adams, formerly vice president and general manager of the company's Titanium Dioxide Pigment Division, is responsible for all aspects of the company's chemical operations.
     "Tom's experience and strong leadership will enable Kerr-McGee Chemical to capitalize on an improving worldwide market for titanium dioxide," said Luke Corbett, Kerr-McGee chairman and chief executive officer. "His breadth of knowledge in business, technology and planning will serve the Chemical Division well."
     Adams has more than 20 years of service with Kerr-McGee. He began his career in the company's oil and gas business in 1982 as a reservoir engineer and held positions of increasing responsibility, including manager of operations, director of global marketing and trading, director of commercial transactions and director of portfolio management, strategy and planning. In 2001, he became vice president of information management and technology. He was promoted to vice president of strategic planning and business development in 2003, with responsibility for financial planning, mergers and acquisitions, supply chain management and stored power systems, including Avestor, Kerr-McGee's joint venture to produce lithium-metal-polymer batteries. In 2004, he became vice president and general manager of the Titanium Dioxide Pigment Division.
     Adams has a bachelor of science degree in petroleum engineering from the University of Texas in Austin and an M.B.A. in finance from Southern Methodist University in Dallas. He completed executive managerial leadership training at the Darden School of Business at the University of Virginia in 2001.
     Kerr-McGee Chemical is the world's third-largest producer and marketer of titanium dioxide pigment, the preferred whitener and opacifier for paint, plastics, paper, ink and hundreds of every day products. Kerr-McGee Chemical is a wholly owned affiliate of Kerr-McGee Corp., an Oklahoma City-based energy and inorganic chemical company with global operations and assets of more than $14 billion.
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Media Contact:    Debbie Schramm
                  Direct - 405-270-2877
                  Pager - 1-888-734-8294
                  dschramm@kmg.com


Investor Contact: Rick Buterbaugh
                  405-270-3561